Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports Second Quarter 2016 Results

ELMIRA, N.Y., August 5, 2016 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its second quarter ended June 30, 2016.

Net sales (“sales”) for the quarter were $70.2 million, down 15% from $82.4 million in the prior-year period. Excluding the impact of unfavorable foreign currency translation of $1.6 million, sales were down 13% from the prior year’s second quarter. Net income was $0.1 million, or $0.01 income per diluted share. Non-GAAP(1) adjusted net income was $0.8 million, or $0.06 income per diluted share, compared to $1.6 million, or $0.12 income per diluted share, in the prior-year period.

Richard L. Simons, President and Chief Executive Officer, commented, “We achieved better than break-even net income at just $70 million in revenue for the quarter. This low level of revenue reflects the impact of the weak global economy on the machine tool market. Our improved earnings capability was a direct result of savings generated by our restructuring program which we began in September of last year."

He added, “We expect that the second half of 2016 will have stronger sales than the first half. We are pleased with a higher order level in the second quarter, but we remain cautious with our near-term outlook. Nonetheless, we are somewhat encouraged by early indications of strong participation at the International Manufacturing Technology Show (“IMTS”) in Chicago this September. Over the long term, we believe we can expand our market share with our ability to provide customization of machine tools and workholding products for our customers that meet the rigorous requirements of their applications. We also expect demand for machine tools will grow over time as automation of manufacturing processes continues to evolve and precision manufacturing requirements expand globally.”

(1)Management believes that the use of non-GAAP measures helps in the understanding of the Company's operating performance. See page 9 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

Second Quarter Review

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	June 30, 2016		June 30, 2015		March 31, 2016
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	20,694	29%	29,073	(29)%	17,450	19%
Europe	22,242	32%	22,055	1%	23,843	(7)%
Asia	27,250	39%	31,228	(13)%	26,529	3%
Total	70,186		82,356	(15)%	67,822	3%
____________________
Note: Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Sales to North America decreased from the second quarter of 2015, reflecting the continued economic softness in the U.S. Lower sales to Asia were driven by subdued orders during the first quarter of 2016. Asia sales were also negatively impacted by $1.3 million in foreign currency exchange translation. After excluding the
$0.3 million negative impact from foreign exchange, sales to Europe increased by 2% on higher sales of grinding machines.

Gross profit decreased $3.4 million, or 13%, compared with the prior-year period. As a percent of sales, gross margin expanded 0.9 points to 33.6%, despite lower sales. Savings of $0.3 million from the Company’s restructuring program and a more favorable product mix contributed to gross margin expansion.

Selling, general and administrative (“SG&A”) expense decreased $1.4 million over the prior-year period. Second quarter SG&A includes $0.4 million of expenses related to the Company’s now-completed strategic review process. The restructuring program resulted in $0.4 million of savings, and foreign currency translation had a favorable $0.5 million impact on SG&A.

Research and development ("R&D") expense decreased slightly compared with the 2015 second quarter. The decrease was due to $0.2 million in savings from the restructuring program, offset by increased investments in new product development. As a percentage of sales, R&D was 4.8% in the current quarter compared with 4.2% in the prior-year period, on lower sales. R&D expenses are project focused and not related to sales levels in any given quarter.

In total, the restructuring program resulted in $0.9 million of savings during the second quarter. From inception, the program has resulted in a total of $2.2 million in savings. The restructuring, which is now substantially complete, will provide total annualized savings of approximately $4.5 million. As of June 30, 2016, there were a total of $4.0 million of charges related to the restructuring program, with the expected total cost to be approximately $4.3 million.

Income from operations was $0.3 million, or 0.4% of sales, in the second quarter. Non-GAAP(1) adjusted income from operations was $0.9 million compared with $2.4 million in the second quarter of 2015. Adjusted income from operations as a percent of sales was 1.3% in the second quarter of 2016 compared with 2.9% in the prior-year period.

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

Quarterly Orders by Region ($ in thousands)
	Quarter Ended
	June 30, 2016		June 30, 2015		March 31, 2016
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	25,520	32%	27,045	(6)%	23,903	7%
Europe	26,859	33%	22,085	22%	17,129	57%
Asia	28,555	35%	28,021	2%	23,893	20%
Total	80,934		77,151	5%	64,925	25%

Net orders (“orders”) increased over both the prior-year period and the trailing first quarter as a solid pipeline of quoting activity began to convert to orders. Second quarter orders were negatively impacted by $2.1 million of foreign currency translation. At June 30, 2016, order backlog was $109.7 million, up $9.1 million, or 9%, from March 31, 2016.

First Half 2016 Review

Year-to-Date Sales by Region ($ in thousands)

		Six Months Ended
	June 30, 2016		June 30, 2015
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	38,144	28%	55,378	(31)%
Europe	46,084	33%	44,984	2%
Asia	53,779	39%	51,122	5%
Total	138,007		151,484	(9)%

After excluding $3.5 million of unfavorable foreign currency translation, first half 2016 sales were down 7% when compared with the prior-year period. Lower sales to North America reflected the impact of the industrial economic slowdown on capital equipment decision making. Asia sales increased 10% over the same period in 2015, excluding the $2.4 million unfavorable impact from foreign currency translation. Improved sales to Asia were due to strength in the end markets served with Hardinge’s super-precision machine tool offerings. Sales to Europe were up 5% over the prior-year period, excluding the $1.1 million negative impact from foreign currency translation, as a result of improved levels of machine shipments.

Gross profit decreased $2.5 million, or 5%, compared with the prior-year period. As a percent of sales, gross margin expanded 1.3 points to 33.5%. Compared with the prior-year period, the Company had $0.6 million in savings from Company’s restructuring program and a more favorable product mix, whereas gross profit in the 2015 period was negatively impacted by a $0.7 million, or 0.4 point, inventory adjustment.

Selling, general and administrative (“SG&A”) expense decreased $0.5 million from the first half of 2015. SG&A was favorably impacted by $1.2 million of foreign currency translation and $0.8 million of savings as a result of the restructuring program. This was offset by costs of $1.1 million associated with the Company’s now-completed strategic review process and $0.4 million related to the restructuring program.

Research and development ("R&D") expense for the year-to-date period decreased by $0.4 million compared with the prior-year period. As a percentage of sales, R&D was 4.8%, up slightly from 4.7% in the prior-year period, on lower sales. The restructuring program resulted in $0.4 million of R&D savings in the first half of 2016.

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

Loss from operations for the period was $0.9 million. Non-GAAP(1) adjusted income from operations was
$0.6 million, or 0.4% of sales, compared with $1.7 million, or 1.0% of sales, in the first half of 2015.

Year-to-Date Orders by Region ($ in thousands)

		Six Months Ended
	June 30, 2016		June 30, 2015
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	$49,423	34%	$54,399	(9)%
Europe	43,988	30%	53,379	(18)%
Asia	52,448	36%	62,300	(16)%
Total	145,859		170,078	(14)%

Year-to-date orders decreased over the prior-year period and was negatively impacted by $3.8 million in foreign currency translation. Last year’s first half had the benefit of an unusually high first quarter order level.

Flexible Balance Sheet

At June 30, 2016, cash and cash equivalents decreased $9.4 million, to $23.4 million, from $32.8 million at December 31, 2015. Total debt was $9.7 million, a $1.9 million decline from December 31, 2015.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at http://ir.hardinge.com/events.cfm.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at http://ir.hardinge.com/events.cfm.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Friday, August 12, 2016. To listen to the archived call, dial (404) 537-3406 and enter conference ID number 47191653. Alternatively, the archive can be heard on the Company’s website at http://ir.hardinge.com/events.cfm. A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Sales	$70,186	$82,356	$138,007	$151,484
Cost of sales	46,633	55,394	91,711	102,667
Gross profit	23,553	26,962	46,296	48,817
Gross profit margin	33.6%	32.7%	33.5%	32.2%

Selling, general and administrative expenses	19,637	21,071	40,230	40,671
Research & development	3,369	3,498	6,656	7,105
Restructuring	226	—	426	—
Other expense (income), net	20	10	(72)	75
Income (loss) from operations	301	2,383	(944)	966
Operating margin	0.4%	2.9%	(0.7)%	0.6%

Interest expense	132	154	285	311
Interest income	(69)	(23)	(136)	(40)
Income (loss) before income taxes	238	2,252	(1,093)	695
Income tax expense	93	666	8	517
Net Income (loss)	$145	$1,586	$(1,101)	$178

Per share data:

Basic earnings (loss) per share:	$0.01	$0.12	$(0.09)	$0.01

Diluted earnings (loss) per share:	$0.01	$0.12	$(0.09)	$0.01

Cash dividends declared per share:	$0.02	$0.02	$0.04	$0.04

Weighted avg. shares outstanding: Basic	12,812	12,776	12,804	12,759
Weighted avg. shares outstanding: Diluted	12,901	12,857	12,804	12,862

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$23,368	$32,774
Restricted cash	2,459	2,192
Accounts receivable, net	45,030	56,945
Inventories, net	118,146	110,232
Other current assets	11,081	9,314
Total current assets	200,084	211,457

Property, plant and equipment, net	60,424	62,025
Goodwill	6,590	6,620
Other intangible assets, net	27,484	28,018
Other non-current assets	3,642	3,015
Total non-current assets	98,140	99,678
Total assets	$298,224	$311,135

Liabilities and shareholders’ equity
Notes payable to bank	$228	$—
Accounts payable	22,534	24,696
Accrued expenses	23,869	27,964
Customer deposits	15,873	19,845
Accrued income taxes	1,688	1,919
Deferred income taxes	2,450	2,164
Current portion of long-term debt	4,930	5,621
Total current liabilities	71,572	82,209

Long-term debt	4,563	5,985
Pension and postretirement liabilities	55,352	57,322
Deferred income taxes	1,277	1,121
Other liabilities	3,318	3,393
Total non-current liabilities	64,510	67,821
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,869,771 issued and outstanding as of June 30, 2016, and 12,856,716 issued and 12,838,227 outstanding as of December 31, 2015)	129	128
Additional paid-in capital	120,746	120,524
Retained earnings	87,752	89,368
Treasury shares (at cost, none as of June 30, 2016, and 18,489 as of December 31, 2015)	—	(202)
Accumulated other comprehensive loss	(46,485)	(48,713)
Total shareholders’ equity	162,142	161,105
Total liabilities and shareholders’ equity	$298,224	$311,135

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2016	2015
	(Unaudited)
Operating activities
Net (loss) income	$(1,101)	$178
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,098	4,567
Debt issuance costs amortization	66	67
Deferred income taxes	(119)	(260)
(Gain) on sale of assets	(4)	(2)
Unrealized foreign currency transaction (gain) loss	(116)	1,185
Changes in operating assets and liabilities:
Accounts receivable	11,826	6,683
Inventories	(7,720)	(8,467)
Other assets	(1,661)	(1,065)
Accounts payable	(2,170)	5,097
Customer deposits	(3,886)	3,420
Accrued expenses	(5,211)	(799)
Accrued pension and postretirement liabilities	(41)	(57)
Net cash (used in) provided by operating activities	(6,039)	10,547

Investing activities
Capital expenditures	(992)	(1,993)
Proceeds from sales of assets	37	11
Net cash used in investing activities	(955)	(1,982)

Financing activities
Proceeds from short-term notes payable to bank	28,871	13,706
Repayments of short-term notes payable to bank	(28,643)	(13,706)
Repayments of long-term debt	(2,271)	(2,364)
Dividends paid	(536)	(525)
Purchases of treasury stock	—	(201)
Net cash used in financing activities	(2,579)	(3,090)

Effect of exchange rate changes on cash	167	1,010
Net (decrease) increase in cash	(9,406)	6,485

Cash and cash equivalents at beginning of period	32,774	16,293

Cash and cash equivalents at end of period	$23,368	$22,778

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

Hardinge believes that providing non-GAAP financial measures such as adjusted loss from operations, adjusted net income, and adjusted earnings per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Income (Loss) from Operations to Non-GAAP Adjusted Income from Operations
(in thousands)

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
	Amount	% of Sales	Amount	% of Sales

Income from operations as reported	$301	0.4%	$2,383	2.9%
Adjustments to reported income from operations:
Restructuring charges	226	0.3	—	—
Professional fees for strategic review process	404	0.6	9	NM
Inventory adjustment	—	—	—	—
Non-GAAP income from operations as adjusted	$931	1.3%	$2,392	2.9%

	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
	Amount	% of Sales	Amount	% of Sales

(Loss) income from operations as reported	(944)	(0.7)%	$966	0.6%
Adjustments to reported income (loss) from operations:
Restructuring charges	426	0.3	—	—
Professional fees for strategic review process	1,103	0.8%	44	NM
Inventory adjustment	—	—	679	0.4%
Non-GAAP income from operations as adjusted	$585	0.40%	$1,689	1.00%

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Hardinge Reports Second Quarter 2016 Results
August 5, 2016

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income
(in thousands, except per share data)

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
	Amount	EPS	Amount	EPS

Net income as reported	$145	$0.01	$1,586	$0.12
Adjustments to reported net income, pre-tax: (1)
Restructuring charges	226	0.02	—	—
Professional fees for strategic review process	404	0.03	9	NM
Inventory adjustment	—	—	—	—
Non-GAAP net income as adjusted	$775	$0.06	$1,595	$0.12

	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
	Amount	EPS	Amount	EPS

Net (loss) income as reported	$(1,101)	$(0.09)	$178	$0.01
Adjustments to reported net (loss) income, pre-tax: (1)
Restructuring charges	426	0.03	—	—
Professional fees for strategic review process	1,103	0.09	44	NM
Inventory adjustment	—	—	679	0.06
Non-GAAP net income as adjusted	$428	$0.03	$901	$0.07

(1) items have no tax effect due to full tax valuation allowances in the related jurisdictions.

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